Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

CH AUTO INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.00001 per share(1)	—	94,792,780	$—	$59,543,910.34		$0.0001102	$6,561.74
	Total Offering Amounts
	Class A Ordinary Shares, par value $0.00001 per share(3)	457(f)(2)	89,023,050	$—	$296.74	(5)	$0.0001102	$0.03
	Class A Ordinary Shares, par value $0.00001 per share(4)	457(f)(1)	5,769,730	$—	$59,543,613.60	(6)	$0.0001102	$6,561.71
	Total Fees Previously Paid							$—
	Net Fee Due							$6561.74

(1)	All securities being registered will be issued by CH AUTO Inc., a Cayman Islands exempted company (“CH AUTO” or “Pubco”), in connection with the Merger Agreement described in this registration statement and the proxy statement/ prospectus included herein, which provides for, among other things, the merger of Ch-Auto Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pubco (“Merger Sub”) with and into Mountain Crest Acquisition Corp. IV, a Delaware company incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“MCAF”), (the “Merger”), whereby MCAF will be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Pubco. The Merger is conditioned upon the consummation of the reorganization of Pubco (the “Reorganization”). The Merger and the Reorganization are collectively referred to as the “Business Combination.” As a result of the Business Combination, Pubco will issue (i) issue 3,317,480 Pubco Class A Ordinary Shares and 575,000 Pubco Class A Ordinary Shares issuable upon the conversion of MCAF Rights to the MCAF public stockholders; (ii) issue 1,688,500 Pubco Class A Ordinary Shares to the Sponsors including shares issuable upon conversion of MCAF Rights; (iii) issue 188,750 Pubco Class A Ordinary Shares issuable to the representative in MCAF’s IPO and (iv) pursuant to the Reorganization, (A) issue 89,023,050 Pubco Ordinary Shares, consisting of (a) 57,837,647 Pubco Class A Ordinary Shares to the Reorganization Shareholders (other than the Founders), and (b) 31,185,403 Pubco Class B Ordinary Shares to Qun Lu, Kejian Wang, Yanmin Wu, Xiangchao Shen, Hua Yao and Baihui Sun (each of whom is referred to as a “Founder” and collectively the “Founders”), in accordance with the Equityholder Allocation Schedule, assuming no adjustment to the Company Equity Valuation as set forth in the Merger Agreement.
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.
(3)	Represents an aggregate of 89,023,050 Pubco Class A Ordinary Shares issuable in accordance with (1)(iv) above.
(4)	Represents an aggregate of 5,769,730 Pubco Class A Ordinary Shares issuable in accordance with (1)(i) to (iii) above.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). CH AUTO, Inc., a corporation, is a private company, no market exists for its securities, and CH AUTO Inc. has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the CH AUTO Inc. securities expected to be exchanged in the Business Combination.
(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price is equal to the product obtained by multiplying US$10.32, which represents the average of the high and low stock prices of Mountain Crest Acquisition Corp. IV on the Nasdaq Stock Market on March 2, 2023, by 5,769,730.